Conformis Reports Preliminary Second Quarter Revenue Results, Amendment to Credit Agreement
Earnings Call to be Hosted on August 5, 2020

BILLERICA, Mass., July 6, 2020 (GLOBE NEWSWIRE) -- Conformis, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants designed to fit each patient’s unique anatomy, today announced preliminary, unaudited, revenue results for the second quarter ended June 30, 2020.
Expected Q2 Summary:

• Total revenue of approximately $19.5 million, down 1% year-over-year on a reported and constant currency basis
• Royalty revenue of approximately $9.7 million, including a royalty settlement of $9.6 million
• Product revenue of approximately $9.7 million, down 50% year-over-year on a reported basis
• U.S. product revenue of approximately $8.3 million, down 52% year-over-year on a reported basis
• Rest of world product revenue of approximately $1.4 million, down 34% year-over-year on a reported basis and 33% on a constant currency basis

“As expected, the second quarter was impacted by the novel coronavirus (COVID-19) pandemic,” said Mark Augusti, President and Chief Executive Officer. “While we were pleased to see a fairly quick resumption of scheduled orthopedic procedures in May and June, we anticipate volumes to remain under pressure for the remainder of the year.”
"In order to better describe the revenue performance underlying the quarter Conformis is providing the following monthly global product revenue year-over-year growth rates: April down 94%, May down 39%, and June down 9%. It should be noted that we continue to withhold any comment about future performance. Clearly there was some correlation with the resumption of elective procedures; however, we cannot predict the pace of further resumption, the risk of further shutdowns in procedures and the geographic and regional uncertainty."
Credit Agreement Amendment
Conformis is pleased to announce that, in recognition of the economic impact of COVID-19 on Conformis’ business, the Company has successfully amended the quarterly financial covenants contained in the Loan and Security Agreement, dated June 25, 2019, with Innovatus Life Sciences Lending Fund I, LP (“Innovatus”), as collateral agent and lender, East West Bank, and other lenders party thereto from time to time.
“For companies with credit facilities, the impact of COVID-19 on business operations has undoubtedly made it difficult for many of them to satisfy some or all of their financial covenants. We reported on March 23, 2020, that we may not be able to meet our 2Q revenue covenant and would work with Innovatus to modify our credit facility. I am pleased that we have been able to come to agreement that better reflects current economic realities,” said Augusti. “This is an indication of the good and cooperative partnership we have with Innovatus.”

Second Quarter Earnings Call Announcement
Conformis also announced today that it will host a webcast and conference call on Wednesday, August 5, 2020, at 4:30 p.m. Eastern Time to discuss its financial results for the second quarter ended June 30, 2020.  The webcast will be live at:  https://edge.media-server.com/mmc/p/phu3zyop.
To attend by telephone, please use the information below for dial-in access.  When prompted on dial-in, please utilize conference ID:  4393118.
Participant conference numbers:  (844) 286-1554 (U.S./Canada) and (270) 823-1179 (International).
Please dial in at least 10 minutes before the call to ensure timely participation.
The webcast will be hosted by Mark Augusti, President and Chief Executive Officer, and Bob Howe, Chief Financial Officer.  Please visit the Investor Relations website at ir.conformis.com on August 5, 2020 to view the earnings release prior to the webcast and conference call.
The online archive of the webcast will be available on the Company’s website at ir.conformis.com for 30 days.
These preliminary results are being provided in advance of the Company’s August 5, 2020 earnings call. The preliminary, unaudited revenue results described in this press release are estimates only and are subject to revision.
About Conformis, Inc.
Conformis is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture, and sell joint replacement implants and instruments that are individually sized and shaped, which we refer to as customized, to fit each patient’s unique anatomy.  Conformis offers a broad line of sterile, personalized knee and hip implants and single-use instruments delivered to hospitals.  In clinical studies, Conformis iTotal CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants.  Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover personalized implants and patient-specific instrumentation for all major joints.
For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at ir.conformis.com.
Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release about our future expectations, plans and prospects, including statements about the anticipated impact of the novel coronavirus (COVID-19) pandemic and the actions we are taking and planning in response, the anticipated timing of our product launches, the extent to which restrictions on elective surgeries will continue to be relaxed and demand for procedures will increase, our ability to satisfy quarterly financial covenants, and our financial position and results, total revenue, product revenue, gross margin, operations and growth, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual financial results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to COVID-19 and the response to the pandemic; whether our cash resources will be sufficient to fund our continuing operations for the periods anticipated; risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth and other results of operations, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor Relations
ir@conformis.com
(781) 374-5598